Exhibit 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER

April 24, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

Marcum Asia CPAs LLP (“Marcum Asia”, “Firm”, “we”) has read the statements made by Cenntro Electric Group Limited (the “Company”) under Item 4.01 of its Form 8-K filed on April 21, 2023. We agree with the statements concerning our Firm in such Form 8-K, except the following related to a reportable event:

Marcum Asia became aware of questions surrounding the Company's prior projected financial information during the time period covered by Item 304(a)(1)(iv), that if further investigated, may cause Marcum Asia to be unwilling to be associated with the Company's financial statements. Due to Marcum Asia’s dismissal on April 17, 2023, we did not so expand the scope of our audit or conduct such further investigation.

We are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

Marcum Asia CPAs LLP

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com